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                                                                Exhibit 23.3


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Complete Business Solutions, Inc. on Form S-8 of our report dated February 9, 1998 on the balance sheets of c.w. Costello & Associates, inc. as of December 31, 1997 and 1996 and the related statements of operations, stockholders' equity and of cash flows for each of the three years in the period ended December 31, 1997, appearing in Registration Statement (No. 333-36355) on Form S-4 of Complete Business Solutions, Inc.


/s/ Deloitte & Touche LLP


Hartford, Connecticut
June 26, 1998